Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2015 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 28, 2015--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc., today announced net income of $350,000 or $0.36 basic and diluted earnings per share for the quarter ended June 30, 2015, compared to a net income of $115,000 or $0.10 basic and diluted earnings per share, an increase of $0.26 diluted earnings per share compared to the prior year quarter. The increase in net income is mainly due to a $227,000 increase in mortgage banking activities, an $118,000 increase in net interest and dividend income, and a $50,000 decrease in non-interest expense.

“The Bank showed strong growth as compared to June 30, 2014,” said Martin J. Geitz, President and Chief Executive Officer. “Commercial loan balances increased by $16.7 million or 20.5% since June 30, 2014. Performance of our mortgage unit continued to show improvement during the first half of 2015.”

Key highlights for June 30, 2015 compared to June 30, 2014 included:

  Net loans grew $31.8 million or 11.8%.
  Commercial loan balances increased 20.5%.
  Total revenues for the quarter increased 9.4%.
  Residential mortgage banking activities income for the quarter increased 277%.
  Net interest margin of 3.06% for the quarter was 5 basis point higher compared to the prior year’s quarter.
  Total deposits decreased $11.5 million or 3.3%, driven by reductions in CDs ($6.8mm) and Money Market Accounts ($5.2mm).
  Total loan delinquency (non-accrual and delinquent loans) decreased to 1.11% of total loans compared to the previous year’s 1.28%.
  The allowance for loan losses at June 30, 2015 was 0.94% of total loans.
  The Bank’s Total Risk-Based Capital ratio remains strong, ending the first quarter of 2015 at 12.16%.

On June 30, 2015, loans outstanding were $303 million, an increase of $31.8 million, or 11.8% over a year ago. Commercial loans grew by $16.7 million or 20.5% and residential mortgage loans increased by $3.6 million or 2.5%. Consumer loans grew by $5.9 million or 10.6%, mainly due to an increase in purchased auto loans.

The Company’s loan portfolio remains strong. The Company’s allowance for loan losses at June 30, 2015 was 0.94% of total loans. The Company had non-accrual loans totaling $3.0 million or 0.98% of total loans on June 30, 2015, compared to non-accrual loans totaling $2.5 million or 0.92% of total loans a year ago. Total non-accrual and delinquent loans on June 30, 2015 was 1.11% of loans outstanding compared to 1.28% on June 30, 2014.

Total deposits on June 30, 2015 were $334 million, a decrease of $11.5 million or 3.3% over a year ago primarily due to a decrease in time deposits of $6.8 million and a $4.7 million decrease in low cost Demand, Savings and NOW deposits. At quarter-end, 33% of total deposits were in non-interest bearing demand accounts, 49% were in low-cost savings, money market and NOW accounts and 18% were in time deposits.

For the second quarter 2015, total revenues, consisting of net interest and dividend income plus noninterest income, were $3.7 million compared to $3.4 million a year ago, an increase of $319,000 or 9.4%. Non-interest income increased by $201,000 or 33.2%, primarily due to an increase in mortgage banking activities of $227,000, partially offset by a reduction of deposit fee revenue of $15,000. For the six months ended June 30, 2015, total revenues were $7.1 million compared to $6.8 million for the six months ended June 30, 2014, an increase of $337,000 or 5.0%. Noninterest income increased by $219,000 or 19.6%, primarily due to an increase in mortgage banking activities of $290,000.

The Company’s year-to-date 2015 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.05% compared to 3.02% for the comparable 2014 period. The Company’s yield on earning assets remained flat at 3.26%, while the cost of funds decreased 4 basis points to 0.30% for the six months ended June 30, 2015 compared to the same period of 2014.

Total noninterest expense for the second quarter 2015 was $3.3 million, a decrease of $50,000 or 1.5% below the second quarter of 2014. The $50,000 decrease was primarily due to a decrease of $129,000 in other expenses, a $29,000 reduction of advertising and promotion expenses, and a $24,000 reduction in FDIC assessment. These decreases were offset by increases in salaries and employee benefits expense of $100,000 and an increase in correspondent bank fees of $41,000. For the six months ended June 30, 2015, total noninterest expense was $6.2 million, a decrease of $442,000 or 6.6% compared to the six months ended June 30, 2014. The decrease was primarily driven by a reduction in salary and benefits expense of $294,000, a reduction of other expenses of $71,000 and a reduction in FDIC assessment of $49,000.

Capital levels for The Simsbury Bank & Trust Company on June 30, 2015 were above those required to meet the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios (estimated) June 30, 2015
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.24%	5.00%
Tier 1 Risk-Based Capital Ratio	11.09%	8.00%
Total Risk-Based Capital Ratio	12.16%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	11.09%	6.50%

Simsbury Bank is an independent, publicly-held community bank for consumers and businesses. The Bank serves customers through full-service branches in central Connecticut; mortgage loan advisors and commercial bankers active throughout Southern New England; Simsbury Bank Online internet banking at simsburybank.com; Simsbury Bank Mobile Banking; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary Condensed Consolidated Balance Sheets June 30, 2015, December 31, 2014 and June 30, 2014 (Unaudited) (In Thousands, Except Share Data)

	6/30/2015	12/31/2014	6/30/2014

ASSETS
Cash and due from banks	$10,606	$10,118	$10,387
Interest-bearing deposits with Federal Reserve Bank of Boston and Federal Home Loan Bank	9,622	9,696	12,014
Money market mutual funds	566	1	378
Federal funds sold	50	5	27
Cash and cash equivalents	20,844	19,820	22,806

Investments in available-for-sale securities (at fair value)	75,346	83,805	84,428
Federal Home Loan Bank stock, at cost	3,074	1,801	1,820

Loans held-for-sale	5,744	5,374	10,657

Loans outstanding	302,796	286,142	270,947
Less allowance for loan losses	2,834	2,761	2,737
Loans, net	299,962	283,381	268,210

Premises and equipment	1,394	1,460	1,540
Accrued interest receivable	1,088	1,095	1,051
Other real estate owned	-	105	695
Bank owned life insurance	7,286	7,184	7,076
Other assets	4,963	4,815	4,365
Total other assets	14,731	14,659	14,727

TOTAL ASSETS	$419,701	$408,840	$402,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$110,534	$117,261	$111,944
Savings and NOW deposits	164,696	177,158	168,063
Time deposits	58,663	61,646	65,429
Total deposits	333,893	356,065	345,436

Securities sold under agreements to repurchase	2,917	3,921	2,877
Federal Home Loan Bank advances	51,500	17,500	24,000
Other liabilities	1,683	1,882	1,538
Total liabilities	389,993	379,368	373,851

Stockholders' equity:
Preferred stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at June 30, 2015 and December 31, 2014; liquidation value of $1,000 per share	8,994	8,988	8,982
Common stock, no par value; authorized 2,000,000 shares; issued and outstanding 907,203 shares and 906,789 shares, respectively, at 06/30/15 and 898,105 shares and 897,691 shares, respectively, at 12/31/14 and 901,164 shares and 900,750 shares, respectively, at 06/30/14	10,324	10,127	10,155
Retained earnings	10,933	10,549	10,237
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(322)	(207)	(321)
Accumulated other comprehensive (loss) income	(214)	22	(249)
Total stockholders' equity	29,708	29,472	28,797
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$419,701	$408,840	$402,648

SBT Bancorp, Inc. and Subsidairy Condensed Consolidated Statements of Income (Unaudited) (Dollars in thousands, except for per share amounts)

	For the quarter ended		For the six months ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014

Interest and dividend income:
Interest and fees on loans	$2,687	$2,543	$5,328	$5,154
Investment securities	409	440	842	920
Federal funds sold and overnight deposits	5	21	12	32
Total interest and dividend income	3,101	3,004	6,182	6,106

Interest expense:
Deposits	188	222	373	434
Repurchase agreements	1	5	2	7
Federal Home Loan Bank advances	18	1	26	2
Total interest expense	207	228	401	443

Net interest and dividend income	2,894	2,776	5,781	5,663

Provision for loan losses	30	-	80	30

Net interest and dividend income after
provision for loan losses	2,864	2,776	5,701	5,633

Noninterest income:
Service charges on deposit accounts	101	116	205	234
Gain on available-for-sale securities	26	103	69	103
Other service charges and fees	200	141	345	350
Increase in cash surrender value of life insurance policies	51	48	103	96
Mortgage banking activities	309	82	444	154
Investment services fees and commissions	77	68	111	129
Other income	42	47	59	51
Total noninterest income	806	605	1,336	1,117

Noninterest expense:
Salaries and employee benefits	1,703	1,603	3,282	3,576
Occupancy expense	328	320	706	667
Equipment expense	100	127	202	228
Advertising and promotions	152	181	256	284
Forms and supplies	45	59	77	94
Professional fees	147	133	252	210
Directors' fees	63	64	114	131
Correspondent charges	92	51	121	131
FDIC Assessment	78	102	156	205
Data Processing Fees	189	175	333	320
Other expenses	369	501	735	830
Total noninterest expense	3,266	3,316	6,234	6,676

Income before income taxes	404	65	803	74
Income tax expense (benefit)	54	(50)	110	(119)

Net income	$350	$115	$693	$193

Net income available to common stockholders	$316	$89	$633	$142

Average shares outstanding, basic	888,587	881,861	888,290	880,973
Earnings per common share, basic	$0.36	$0.10	$0.71	$0.16

Average shares outstanding, assuming dilution	889,611	884,675	889,090	885,673
Earnings per common share, assuming dilution	$0.36	$0.10	$0.71	$0.16

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
860-408-4679 (fax)
SVP & CFO
rsudol@simsburybank.com